UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2020

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

345 Inverness Drive South, Building C, Suite 310 Englewood, CO 80112

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Le
Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	GEVO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.

On January 10, 2020, Gevo, Inc. (the “Company”) entered into an Exchange and Purchase Agreement (the “Purchase Agreement”) with the guarantors party thereto, the holders (the “Holders”) of the Company’s existing 12.0% Convertible Senior Secured Notes due 2020 (the “Existing Notes”), which were issued under that certain Indenture dated as of June 20, 2017, by and among the Company, Wilmington Savings Fund Society, FSB, as trustee and as collateral trustee, and the Company and its subsidiaries, as supplemented (the “Existing Indenture”), and Whitebox Advisors LLC, in its capacity as representative of the Holders (“Whitebox”). Pursuant to the terms of the Purchase Agreement, the Holders, subject to certain conditions, agreed to exchange all of the outstanding principal amount of the Existing Notes, which was approximately $14.1 million including unpaid accrued interest, for approximately $14.4 million in aggregate principal amount of the Company’s newly created 12.0% Convertible Senior Secured Notes due 2020/21 (the “New Notes”) (the “Exchange”). Pursuant to the Purchase Agreement, the Company also granted the Holders an option (the “Purchase Option”) to purchase up to an additional aggregate principal amount of approximately $7.14 million of New Notes (the “Option Notes”), at a purchase price equal to the aggregate principal amount of such Option Notes purchased less an original issue discount of 2.0%, having identical terms (other than with respect to the issue date and restrictions on transfer relating to compliance with applicable securities law) to the New Notes issued, at any time during the period beginning on the date of closing of the Exchange and ending on the later of (a) one hundred eighty (180) days thereafter, and (b) thirty (30) days following the date on which the Stockholder Approval (as defined below) is obtained. In addition, on January 10, 2020, the Company completed the Exchange, terminated the Existing Indenture and cancelled the Existing Notes. In addition, the Company entered into an Indenture by and among the Company, the guarantors named therein (the “Guarantors”) and Wilmington Savings Fund Society, FSB, as trustee and as collateral trustee (the “Indenture”), pursuant to which the Company issued the New Notes.

The New Notes will mature on December 31, 2020, provided that the maturity date will automatically be extended to April 1, 2021 if (i) approval of a stockholder proposal is obtained prior to March 20, 2020 for the issuance of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) under this Indenture in excess of 19.99% of the outstanding shares of Common Stock on the date of the Indenture (the “Stockholder Approval”), and (ii) the aggregate outstanding principal balance of the New Notes (including any Option Notes) as of December 15, 2020 is less than $7 million. The New Notes bear interest at a rate equal to 12% per annum (with 4% payable as PIK Interest (as defined and described below)), payable on March 31, June 30, September 30 and December 31 of each year. Under certain circumstances, the Company will have the option to pay a portion of the interest due on the New Notes by either (a) increasing the principal amount of the New Notes by the amount of interest then due or (b) issuing additional New Notes with a principal amount equal to the amount of interest then due (interest paid in the manner set forth in (a) or (b) being referred to as “PIK Interest”). In the event the Company pays any portion of the interest due on the New Notes as PIK Interest, the maximum aggregate principal amount of New Notes that could be convertible into shares of Common Stock will be increased.

The New Notes are convertible into shares of Common Stock voluntarily by the Holder at the conversion price, subject to certain terms and conditions. The initial conversion price of the New Notes is equal to $2.4420 per share of Common Stock (the “Conversion Price”), or 0.4095 shares of Common Stock per $1 principal amount of New Notes. The Company and the Holders may also mutually agree on other conversions of the New Notes into shares of Common Stock on a monthly basis (a “Contractual Conversion”) pursuant to the terms of the Indenture. The Conversion Price in a Contractual Conversion will be reduced to the lesser of the then-applicable Conversion Price or a 10% discount to the average of the daily VWAP of the Common Stock for the three forward trading days prior to the date of the Contractual Conversion.

Each Holder has agreed not to convert its New Notes into shares of Common Stock to the extent that, after giving effect to such conversion, the number of shares of Common Stock beneficially owned by such Holder and its affiliates would exceed 4.99% of Common Stock outstanding at the time of such conversion (the “4.99% Ownership Limitation”); provided that a Holder may, at its option and upon sixty-one (61) days’ prior notice to the Company, increase such threshold to 9.99% (the “9.99% Ownership Limitation”). If a conversion of New Notes by a Holder would exceed the 4.99% Ownership Limitation or the 9.99% Ownership Limitation, as applicable, the Purchase Agreement contains a provision granting the holder a fully funded prepaid warrant for such Common Stock with a term of nine months, subject to a six month extension, which it can draw down from time to time.

The New Notes may be redeemed in whole or in part, at the Company’s option, for cash at any time after the Stockholder Approval is obtained and upon 120 days’ notice to the Holders. Following a notice of redemption of the New Notes by the Company, the Holders may elect to convert the New Notes into shares of Common Stock at the same conversion price as applicable to a Contractual Conversion.

In addition to any amounts payable to the Holders for outstanding principal and accrued interest on the New Notes, the Holders are also entitled to additional “make-whole” payments, upon conversion or redemption of the New Notes, or upon the occurrence of a “fundamental change” or other certain circumstances as described in the Indenture, payable in cash or shares of Common Stock as set forth in the Indenture. In connection with any conversion of the New Notes, including a Contractual Conversion, the “make-whole” payment will initially be equal to 14% of the principal amount of the New Notes that are converted, which percentage will be automatically reduced by 0.75% beginning on July 1, 2020 and each month thereafter. In the event of a redemption of the New Notes, a conversion of the New Notes following notice of the Company’s election to redeem the New Notes, upon the occurrence of a fundamental change or other certain circumstances as set forth in the Indenture, the “make-whole” payment will be equal to 14% of the principal amount of the New Notes that are redeemed, converted or outstanding at the time, as applicable.

The New Notes do not contain any anti-dilution adjustments for future equity issuances that are below the Conversion Price, and adjustments to the Conversion Price (other than in the case of a Contractual Conversion or a conversion following a notice of redemption) would only generally be made in the event that there is a dividend or distribution paid on shares of the Common Stock, a subdivision, combination or reclassification of the Common Stock, or at the discretion of the Board of Directors of the Company in limited circumstances and subject to certain conditions as set forth in the Indenture.

The New Notes are secured by a lien on substantially all of the assets of the Company and the Guarantors, including intellectual property and real property, and are guaranteed by the Company’s existing subsidiaries.

The Indenture contains customary affirmative and negative covenants for agreements of this type and events of default, including, restrictions on disposing of certain assets, granting or otherwise allowing the imposition of a lien against certain assets, incurring certain amounts of additional indebtedness, making certain investments, acquiring or merging with another entity, and making dividends and other restricted payments, unless the Company receives the prior approval of the required holders. The Indenture also contains limitations on the ability of the holder to assign or otherwise transfer its interest in the New Notes.

In accordance with Nasdaq listing rules, shares of common stock may not be issued by the Company under the Indenture in excess of 19.99% of the outstanding shares of Common Stock on the date of the Indenture, unless and until the Stockholder Approval is obtained.

In connection with transactions described above, on January 10, 2020, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement registering the shares underlying the Option Notes or issuable relating to the Option Notes within the date that is the earlier of thirty-five (35) calendar days (if all of the Registrable Securities (as defined in the Registration Rights Agreement) are to be registered on a Form S-3) or forty-five (45) days (if all of the Registrable Securities are to be registered on a Form S-1), in each case after (i) the Option Closing Date (as defined in the Purchase Agreement), if the Purchase Option is exercised in full and (ii) ninety (90) days after the Exchange Date if the Purchase Option is partially exercised.

The foregoing descriptions of the Indenture, the Registration Rights Agreement and the Purchase Agreement (collectively, the “Transaction Documents”), and the transactions contemplated thereby, do not purport to be complete and are subject to, and are qualified in their entirety by, the full text of such agreements, copies of which are attached hereto as Exhibits 4.1, 4.2 and 10.1, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

The representations, warranties and covenants contained in the Transaction Documents were made solely for the benefit of the parties to the Transaction Documents, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Transaction Documents are incorporated herein by reference only to provide investors with information regarding the terms of the Transaction Documents, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Item 1.02.     Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 above is incorporated herein by reference in this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference in this Item 2.03.

Item 3.02.     Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference in this Item 3.02.

The Company issued the New Notes in reliance on the exemption from registration under Section 3(a)(9) under the Securities Act of 1933, as amended (the “Securities Act”). The Option Notes will be issued, if applicable, without registration under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) thereunder.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1+	Indenture, dated January 10, 2020, by and among Gevo, Inc., the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee and as collateral trustee.
4.2	Registration Rights Agreement, dated January 10, 2020, by and among Gevo, Inc. and the investors named therein.
10.1+

Exchange and Purchase Agreement, dated January 10, 2020, by and among Gevo, Inc., the guarantors party thereto, the holders named in Schedule I thereto, and Whitebox Advisors LLC, in its capacity as representative of the holders.

+	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Company hereby undertakes to supplementally furnish copies of any omitted schedules to the Securities and Exchange Commission upon request.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Dated: January 13, 2020	By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
General Counsel and Secretary